UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

DIGITAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

California	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-3158

(Address of principal executive offices) (Zip Code)

(510) 657-2635

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2016, Digital Power Corporation, a California corporation (the “Company”), entered into a 12% Convertible Secured Note (“Convertible Note”), a warrant to purchase 265,000 shares of common stock each at an exercise price of $0.80 (“$0.80 Warrant”), a warrant to purchase 265,000 shares of common stock each at an exercise price of $0.90 (“$0.90 Warrant” and together with the $0.80 Warrant collectively “Warrants”) and a registration rights agreement with an accredited investor (the “Investor”).

Description of the 12% Convertible Secured Note

The Convertible Note is in the principal amount of $530,000 and was sold for $500,000, bears interest at 12% simple interest on the principal amount, is secured by all the assets of the Company, and is due on October 20, 2019. Interest only payments are due on a quarterly basis and the principal may be converted into shares of the Company’s common stock at $0.55 per share. Subject to certain beneficial ownership limitations, the Investor may convert the principal amount of the Convertible Note at any time into common stock. The conversion price of the Convertible Note is subject to adjustment for customary stock splits, stock dividends, combinations or similar events.

The Convertible Note contains standard and customary events of default including, but not limited to failure to make payments when due under the Convertible Note agreement and bankruptcy or insolvency of the Company.

Upon 30 days notice, the Company has the right to prepay the Convertible Note. In addition, provided that the closing price for a share of the Company’s common stock exceeds $3.00 per share for 30 consecutive trading days, the Company has the right to force the holder thereof to convert the principal amount into shares of common stock at the conversion rate.

Description of the Warrants

$0.80 Warrant:

The $0.80 Warrant entitles the holder to purchase, in the aggregate, up to 265,000 shares of common stock at an exercise price of $0.80 per share for a period of three years subject to certain beneficial ownership limitations. The $0.80 Warrant is exercisable six months after the issuance date. The exercise price of the $0.80 Warrant is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The $0.80 Warrant may be exercised for cash or on a cashless basis. The $0.80 Warrant is redeemable for an equivalent of $0.001 per share in the event the closing price for a share of the Company’s common stock exceeds $3.00 for 30 consecutive trading days.

$0.90 Warrant:

The $0.90 Warrant entitles the holder to purchase, in the aggregate, up to 265,000 shares of common stock at an exercise price of $0.90 per share for a period of three years subject to certain beneficial ownership limitations. The $0.90 Warrant is exercisable six months after the issuance date. The exercise price of the $0.90 Warrants is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The $0.90 Warrant may be exercised for cash or on a cashless basis. The $0.90 Warrant is redeemable at an equivalent of $0.001 per share in the event the closing price for a share of the Company’s common stock exceeds $3.00 for 30 consecutive trading days.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement pursuant to which the Company agreed to register (a) all of the shares of common stock then issued and issuable upon conversion in full of the principal amount of the Convertible Note and (b) all shares of common stock then issued and issuable upon exercise of the Warrants. Pursuant to the Registration Rights Agreement, the Company is required to file the initial registration statement no later than 120 days after October 21, 2016 and to have such registration statement declared effective by the earlier of 5 days after the SEC indicates that the registration statement is not subject to review or 180 days after October 21, 2016.

The foregoing are only brief descriptions of the material terms of the Convertible Note, Warrants and Registration Rights Agreement, the forms of which are attached hereto as Exhibits 10.1 through 10.4, respectively, and are incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02. The Convertible Note and the Warrants described in this Current Report on Form 8-K were offered and sold to the Investor in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of 12% Convertible Secured Note
10.2	Form Warrant - $0.80 exercise price
10.3	Form Warrant - $0.90 exercise price
10.4	Form Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Power Corporation a California Corporation

Dated: October 27, 2016	By:	/s/ Amos Kohn
Amos Kohn President and Chief Executive Officer

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